                                                           Exhibit No. EX-99.m.7

                         THE UBS FUNDS - CLASS A SHARES

                            SHAREHOLDER SERVICES PLAN

     WHEREAS,  The UBS Funds ("Fund") is registered under the Investment Company
Act of 1940,  as amended  ("1940  Act"),  as an open-end  management  investment company, and has sixteen distinct series of shares of beneficial  interest,  one of which has been designated as the UBS Absolute Return Bond Fund ("Series") and
corresponds to a distinct portfolio; and

     WHEREAS,  UBS Global Asset Management (US) Inc. ("UBS Global AM") serves as
Principal  Underwriter  of the  Series  and  performs  or  contracts  with other intermediaries to perform certain services for shareholders of Class A shares;

     NOW, THEREFORE,  the Fund hereby adopts this Plan with respect to the Class
A shares of the Series in accordance with Rule 12b-1 under the 1940 Act.

1.   Class A shares of the Series will pay to UBS Global AM, as compensation for the provision of services to shareholders of Class A shares,  a service fee at the rate of 0.15% on an annualized basis of the average daily net assets of such shares.  Such fee shall be  calculated  and accrued  daily and paid monthly  or at such  other  intervals,  as the  Fund's  Board  of  Trustees
     ("Board") shall determine.

2.   The  service  fee  received  by UBS  Global AM is for  providing  "personal service and/or the maintenance of shareholder  accounts" as provided for in
     Section  2830(b)(9) of the NASD Conduct Rules,  including  expenditures for overhead  and other  expenses  of UBS Global AM,  and  telephone  and other communications  expenses relating to the provision of shareholder services.
     If the NASD  amends the  definition  of  "service  fee" or adopts a related definition intended to define the same concept, the services provided under the Plan shall be  automatically  amended,  without  further  action of the parties, to conform to such definition.

3.   This Plan must be approved,  together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial  interest in the operation of this Plan or any agreements related thereto  ("Independent  Board  Members"),  cast in person at a meeting  (or meetings) called for the purpose of voting on such approval.

4.   This Plan  shall  continue  in full  force and  effect  for so long as such continuance  is  specifically  approved  at least  annually  in the  manner provided for approval of this Plan in Paragraph 3.

5.   UBS Global AM shall  provide to the Board and the Board  shall  review,  at least  quarterly,  a written report of the amounts expended with respect to servicing  shareholders  of Class A shares and the  purposes for which such expenditures  were  made.  UBS  Global  AM shall  submit  only  information regarding amounts expended for servicing  shareholder accounts to the Board in support of the service fee payable hereunder.

6.   This Plan may be terminated  with respect to the Class A shares at any time by  vote of the  Board,  by vote of a  majority  of the  Independent  Board
     Members,  or by vote of a majority of the outstanding  voting securities of the Class A shares.

7.   This Plan may not be amended to increase  materially  the amount of service fee provided for in Paragraph 1 hereof unless such amendment is approved by a majority of the outstanding  voting  securities of the Class A shares. No material  amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 3 hereof.

8.   The amount of the  service  fee  payable  to UBS  Global AM is not  related directly to  expenses  incurred by UBS Global AM on behalf of the Series or its Class A shares in  providing  services  to  shareholders.  Neither  the
     Series  nor Class A Shares is  obligated  reimburse  UBS Global AM for such expenses.  The service fee set forth in  Paragraph 1 hereof will be paid to
     UBS Global AM until the Plan is terminated  or not renewed.  If the Plan is terminated or not renewed,  any  service-related  expenses  incurred by UBS
     Global AM in excess of payments of the service fee specified in Paragraph 1 hereof that UBS Global AM has received or accrued  through the  termination date are the sole  responsibility  and  liability of UBS Global AM, and are not obligations of the Series or Class A shares.

9.   While this Plan is in effect,  the  selection  and  nomination of the Board members who are Independent Board Members of the Fund shall be committed to the discretion of the Independent Board Members.

10.  As used  in this  Plan,  the  terms  "majority  of the  outstanding  voting securities"  shall have the same  meaning  as those  terms have in the 1940
     Act.

11.  The Fund  shall  preserve  copies of this Plan  (including  any  amendments thereto)  and any  related  agreements  and all  reports  made  pursuant to
     Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

12.  The Board members of the Fund and the  shareholders of the Series shall not be liable for any  obligations  of the Fund or the Series  under this Plan, and UBS Global AM or any other  person,  in asserting  any rights or claims under this Plan,  shall look only to the assets and property of the Fund or such  Series in  settlement  of such right or claim,  and not to such Board members or shareholders.

     IN WITNESS WHEREOF, the Fund has executed this Shareholder Services Plan on the day and year set forth below in New York, New York.

Date:  ____________ ____, 2004

ATTEST:                                   THE UBS FUNDS

By:                                       By: